SETTLEMENT AGREEMENT

This agreement (the "Settlement Agreement") is entered into this 28th day of November, 2003 by Asia Broadband, Inc., herein named "ASAB" R. Desmond McVeigh (formerly trading as Longdown Financial Limited (now removed from the Company Register) and now trading as SEABAS Investments Limited herein named "RDM". RDM is a corporation located in the British Virgin Islands. ASAB is a State of Nevada corporation with headquarter office in Atlanta, Georgia.

WHEREAS; ASAB and RDM entered into that certain Business Consulting Agreement dated March 1, 2001 and for continued Executive Directorship until voluntary resignation on at the commencement of ASAB's Board Meeting on July 7, 2003 (the "Agreement"); and

WHEREAS; RDM has expressed a position that it is entitled to compensation from ASAB as a result of the Agreement, and;

WHEREAS; ASAB has taken a position that compensation set forth in this document will complete and supercede the Agreement and all past obligations to RDM and that there is no business relationship in existence, and;

WHEREAS; ASAB and RDM possible collaborative efforts from July 7, 2003 forward in date may or may not continue, however, the characteristics of such business relationship will be defined in a separate document, ASAB tasks RDM to present a proposal to ASAB of possible collaborative duties/responsibilities which RDM may wish to perform, and;

WHEREAS ASAB notes that RDM's Agreement expired in advance of July 7, 2003, however, ASAB has considered the overall Settlement Agreement to consider past accrued liabilities on Consultant Fees, Expenses and Executive Directorship services. RDM may continue to utilize ASAB's Compaq Laptop computer until ASAB choses to classify this as an expense in compensation in order to property adjust its financial statements.

WHEREAS; ASAB and RDM mutually agree after inspection and verification that the Accrued Liabilities to RDM was $74,916.34 USD and that ASAB is to compensate RDM for 40% of the Accrued Liabilities and for Executive Directorship services in the format stated in this Settlement Agreement.

WHEREAS; ASAB acknowledges that RDM still maintains the status of holding 300,000 Stock Options which were granted to R. Desmond McVeigh in March 2001. These Stock Options have passed their 18 month vesting period and have been duly noted in the Corporate Book Records and Financial Statements.

WHEREAS; ASAB has considered all past efforts and obligations from July 7, 2003, in this Settlement Agreement:

NOW THEREFORE, IT IS RESOLVED by the parties executing this instrument that their respective entitlement shall be decided as follows:

1. ASAB will pay upon execution of this instrument, to RDM, the sum of $14,983.27 USD on or before December 5, 2003.

2. ASAB, Inc. will make a further payment of $832.40 USD per month beginning on or before January 25, 2004 for a total of 18 months and to be paid on or before the 25th day of each month. ASAB at its own option may elect to pay RDM in quarterly installments in advance, however, in doing this election does not set a precedence of payment methods. Alternatively, ASAB agrees that if for whatever reason, ASAB is in default by 10 days from the 25th payment date, ASAB will pay RDM the remaining balance due in one lump sum.

3. Upon execution of this Settlement Agreement, Asia Broadband, Inc. will deliver 1,000,000 Class A, One Year Restricted Common Stocks ("shares") as per the approved board resolution dated July 7, 2003 in the normal time period required by the Stock Transfer Agent (approximately 15 days). ASAB will duely process this transaction following the signing and receipt of this Settlement Agreement. ASAB will assign the shares to SEABUS Investments Limited.

4. (a) Except as to (i) obligations arising under this Settlement Agreement, and (ii) obligations arising under or relating to the Warrant, RDM for itself and its officers, directors, shareholders, employees, successors, assigns, agents, attorneys, and representatives hereby forever and irrevocably releases, remises, discharges, and acquits Asia Broadband, Inc. and its officers, directors, shareholders, employees, successors, assigns, agents, attorneys, and representatives, from any and all claims, actions, causes of action, demand rights, damages and costs of whatsoever kind or nature, whether at law, in equity, or mixed, related to or arising from any events, acts or omissions that occurred at any time prior to the date of this Settlement Agreement and that are related to or arise from the Agreement.

4. (b) Except as to obligations arising under this Settlement Agreement, ASAB, Inc., for itself and its officers, directors, shareholders, employees, successors, assigns, agents, attorneys, and representatives, hereby forever and irrevocably releases, remises, discharges, and acquits RDM and its officers, directors, shareholders, employees, successors, assigns, agents, attorneys, and representatives from any and all claims, actions, causes of action, demands, rights, damages and costs of whatsoever kind or nature, whether at law, in equity, or mixed, related to or arising from any events, acts or omissions that occurred at any time prior to the date of this Settlement Agreement and that are related to or arise from the Agreement.

5. Both parties agree that all claims against the other are merged into and eliminated by the completion of the respective performances stated herein and that this Settlement Agreement constitute an entire agreement between the parties.

IN WITNESS WHEREOF; each of the corporate entities has caused this document to be signed by proper party and acknowledged in their respective jurisdiction this 28th day of November, 2003.

RDM

/s/ R. Desmond McVeigh_________
R. Desmond McVeigh for "RDM"

ASAB

/s/ Yugou Zhang____________________ Yuguo Zhang Chairman & CEO	/s/ Charles Demicher__________________ Charles Demicher Vice Chairman & COO, Corporate Secretary

BE IT REMEMBERED, on this ____ day of November, 2003, before me, the subscriber, personally appeared, who, being by me duly sworn on (his/her) oath, deposes and makes proof to my satisfaction, that Charles Demicher is the Vice Chairman, COO & Secretary of ASAB, Inc., the Corporation named in the within Instrument; that Yuguo Zhang is the Chairman & CEO of said Corporation; that the execution, as well as the making of this Instrument, has been duly authorized by a proper resolution of the Board of Directors of the said Corporation; that deponent well knows the corporate seal of said Corporation; and that the seal affixed to said Instrument is the proper corporate seal and was thereto affixed and said Instrument signed and delivered by said CEO as and for the voluntary act and deed of said Corporation, in the presence of deponent, who thereupon subscribed name thereto as attesting witness.

SIGNED, SEALED AND DELIVERED
in the presence of

/s/ Stephanie David___________________
Stephanie David

Asia Broadband, Inc._________________
10 Glen Lake Parkway, Ste 130
Atlanta, 30328

/s/ Stephanie David___________________
Notary Public

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Notary Public, Gwinnett County, Georgia
My Commission Expires Feb. 25, 2005